Ex 99.1

SILVERLEAF RESORTS, INC. OPENS NEW BEACH CLUB AT
THE VILLAGES RESORT

DALLAS, TX--December, 18, 2007--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the opening of the new Beach Club section of The Villages Resort in Flint, Texas, which serves the Dallas/Fort Worth market.  The Beach Club will be sold exclusively as an upgrade product to existing Silverleaf owners and all amenities are scheduled for completion in the first quarter of 2008.  Once fully developed, it will contain approximately 144 units.

“The addition of the Beach Club to The Villages Resort signifies the growing demand for our timeshare products in the Dallas/Fort Worth area and beyond.  As we expand our resorts, we will continue to deliver new products and amenities to enhance our owners’ vacation experience,” said Sharon K. Brayfield, President of Silverleaf Resorts. “The first Beach Club building, comprised of 16 President’s units, was recently completed and has been very well received by our owners,” Ms. Brayfield added.

The Villages Beach Club is located on the shores of Lake Palestine, a 40,000-acre lake and one of the larger water-sports playgrounds in the Southwest used for boating, swimming and other recreational activities.  The Beach Club amenities are located on five acres along the lake and include a 3,000 square foot outdoor swimming pool which features an additional spray ground play area.  Other amenities include a beach volleyball court, shuffleboard courts, a children’s water play area, gazebo and numerous cabanas and umbrellas for relaxation and enjoyment.  Owners will also have access to one acre of beach sand for sunbathing and beach related activities.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259